UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: December 1, 2022

(Date of earliest event reported: November 25, 2022)

TERAWULF INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41163	85-1909475
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Federal Street

Easton, Maryland 21601

(Address of principal executive offices) (Zip Code)

(410) 770-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	WULF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 1.01.Entry into a Material Definitive Agreement.

Transaction Summary

As previously disclosed, TeraWulf Inc. (the “Company”) entered into a $15 million convertible promissory note (the “Advance”) with YA II PN, Ltd. (“Yorkville”) on June 2, 2022. As of September 30, 2022, the principal amount outstanding on the Advance was $12 million; in October 2022, the principal amount outstanding was reduced to $9 million. On November 25, 2022, the Company and Yorkville further amended the terms of the Advance which, among other things, extended the maturity date to December 23, 2022. Concurrent with the amendment, the Company repaid a further $3 million of principal, reducing the total principal amount outstanding to $6 million. The November payment was funded by insiders and Company management contributing approximately $3.4 million to the Company in the form of convertible promissory notes, which will convert to equity.

Second Amended & Restated Advance

In connection with a Standby Equity Purchase Agreement (the “SEPA”) entered into on June 2, 2022 with Yorkville, the Company received the Advance from Yorkville on the same date for a purchase price of $14,700,000. The Advance had an initial maturity date of November 25, 2022 (the “Maturity Date”) and accrues annual interest at a rate of 4%. The Advance was convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at Yorkville’s option at an initial conversion price of $3.75 (the “Conversion Price”) any time prior to the Maturity Date, subject to the terms and conditions of the Advance. The Company may also sell Common Stock at the Conversion Price in order to offset amounts owed by the Company to Yorkville under the Advance.

As previously disclosed, on October 25, 2022, the Company issued an amended and restated convertible promissory note to Yorkville which, among other things, granted Yorkville the right to extend the Maturity Date from November 25 to December 23, 2022 upon advance notice to the Company, and changed the Conversion Price from $3.75 to $1.26 per share of Common Stock.

On November 25, 2022, the Company entered into a letter agreement with Yorkville pursuant to which it agreed to further amend and restate the Advance in its entirety by issuing a second amended and restated convertible promissory note to Yorkville (the “Second A&R Advance”) which, among other things, extended the Maturity Date to December 23, 2022. As consideration for the extension of the Maturity Date, the Company repaid $3 million of Advance principal, which was funded by insiders and Company management, as further described below under “Convertible Notes.” The payment reduced the total principal amount outstanding on the Advance to $6 million.

The foregoing description of the SEPA does not purport to be complete and is qualified in its entirety by reference to the full text of the SEPA, a copy of which was filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K on June 8, 2022 and is incorporated herein by reference. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Convertible Notes

In connection with the Second A&R Advance, the Company issued convertible promissory notes (the “Convertible Notes”) to certain accredited investors in privately negotiated transactions as part of a private placement exempt from registration under the Securities Act of 1933, as amended, in an aggregate principal amount of approximately $3.4 million. The Convertible Notes have a maturity date of April 1, 2025 and accrue annual interest at a rate of 4%. The Convertible Notes are automatically convertible into shares of equity securities of the Company upon the closing of a Qualified Financing, defined in the Convertible Notes as the issuance and sale of equity securities with an aggregate gross sales price of not less than $5 million, with certain sales of equity securities excluded, at a conversion price equal to the price per share paid by the investors purchasing such equity securities in such Qualified Financing.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth above in Item 1.01 of this Current Report under “Amended & Restated Advance” and “Convertible Notes” are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TERAWULF INC.

By:	/s/ Patrick A. Fleury
Name:	Patrick A. Fleury
Title:	Chief Financial Officer

Dated: December 1, 2022